Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated June 18, 2013

24 month SPX Digital Notes

OVERVIEW

May be appropriate for investors seeking a fixed return and anticipating appreciation in the underlying during the term of the note. Downside market out performance relative to the Index is achieved by virtue of the Buffer.

The payment at maturity references the Index directly and you may lose up to
90% of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

North America Structured Investments

Hypothetical Returns**

Summary of Terms

Issuer:                 JPMorgan Chase and Co.
Par:                    $1,000
Index:                  SandP 500 Index
Digital Return:         [14.00%-18.00%]*
Buffer Amount:          10%
Initial Index Level:    The index closing level on the
                        Pricing Date
Ending Index Level:     The index closing level on the
                        Observation Date
Pricing Date:           June 28, 2013
Observation Date:       June 29, 2015
Maturity Date:          July 2, 2015
CUSIP:                  48126NEY9
Preliminary Term Sheet: http://www.sec.gov/Archives/ed
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For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.

Return Profile

If the Ending Index Level is greater than or equal to the Initial Index Level, at maturity you will receive a cash payment equal to your principal amount plus the principal amount multiplied by the Digital Return.

If the Ending Index Level is less than the Initial Index Level by up to 10%, at maturity you will receive the principal amount of your notes.

If the Ending Index level is less than the Initial Index level by more than
10%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level by more than 10%.

* To be determined on the Pricing Date, but not less than 14.00% or greater than 18.00% .

** Reflects a Maximum Total Return of 14% for illustrative purposes and assumes a $1,000 investment

                                           Payment at Index Return Note Return
Maturity

70.00% 14.00% $1,140 50.00% 14.00% $1,140 30.00% 14.00% $1,140 15.00% 14.00%
$1,140 10.00% 14.00% $1,140 5.00% 14.00% $1,140 0.00% 14.00% $1,140 -5.00%
0.00% $1,000 -10.00% 0.00% $1,000 -15.00% -5.00% $950 -30.00% -20.00% $800
-50.00% -40.00% $600 -70.00% -60.00% $400

**The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes. These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com

24 month SPX Digital Notes

North America Structured Investments

Selected Benefits

[]   Provides fixed appreciation potential.

[]   Minimum denomination of $1,000 and integral multiples in excess thereof.

[]   Potential for Long Term Capital Gains tax treatment if held longer than one year.

Selected Risks

[]   Your investment in the notes may result in a loss.

[]   Payment on the notes at maturity is subject to our credit risk. Therefore the value of the notes prior to maturity will be subject to changes in the market's view of our creditworthiness.

[]   Your maximum gain on the notes is limited to the Digital Return.

[]   If the Index declines from its initial level by more than 10%, you could lose up to $900 for each $1,000 note.

[]   No Interest payments, dividend payments or voting rights.

[]   The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U. S. federal income tax consequences of an investment in the notes.

[]   JPMS' estimated value does not represent future values and may differ from others' estimates.

[]   The value of the notes which may be reflected in customer account statements may be higher than JPMS' current estimated value for a limited time period.

[]   Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
     (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

[]   Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp
..pdf

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com